P10 Announces Chief Operating Officer William Souder to Retire

Expected to remain in role through May of 2024 to ensure seamless transition

DALLAS, Feb. 9, 2024 -- P10, Inc. (NYSE: PX), a leading private markets solutions provider, today announced that William “Fritz” Souder, the Chief Operating Officer of P10, Inc., will be retiring from the Company in May of 2024. Prior to Mr. Souder’s departure the company expects to announce a reallocation of his responsibilities.

“Fritz has played an important role in establishing and growing P10 into the world-class alternative asset management firm it is today,” said Luke Sarsfield, Chief Executive Officer. “From his time as one of the founding partners of RCP, the first of our investment strategies to join the platform, to his time as P10’s COO, he has done an outstanding job for limited partners, shareholders and employees as well as the many community organizations he participates in. The firm is incredibly grateful for his years of service and wishes him all of the best in his next chapter. We look forward to sharing some more updates on our organizational structure during our fourth quarter 2023 earnings conference call on February 29, 2024.”

About P10

P10 is a leading multi-asset class private markets solutions provider in the alternative asset management industry. P10’s mission is to provide its investors differentiated access to a broad set of investment solutions that address their diverse investment needs within private markets. As of September 30, 2023, P10 has a global investor base of more than 3,500 investors across 50 states, 60 countries, and six continents, which includes some of the world’s largest pension funds, endowments, foundations, corporate pensions, and financial institutions. Visit www.p10alts.com.

Ownership Limitations

P10’s Certificate of Incorporation contains certain provisions for the protection of tax benefits relating to P10’s net operating losses. Such provisions generally void transfers of shares that would result in the creation of a new 4.99% shareholder or result in an existing 4.99% shareholder acquiring additional shares of P10.

P10 Investor Contact:

info@p10alts.com

P10 Media Contact:

Josh Clarkson

jclarkson@prosek.com